                                                                      EXHIBIT 12

                      COLUMBIA/HCA HEALTHCARE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
          FOR THE QUARTERS AND SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                             (DOLLARS IN MILLIONS)

                                                         QUARTER    SIX MONTHS
                                                        ---------- -------------
                                                        1996  1995  1996   1995
                                                        ----- ---- ------ ------
EARNINGS:
Income before minority interests and income taxes.....  $ 646 $155 $1,369 $  782
Fixed charges, exclusive of capitalized interest......    159  160    324    303
                                                        ----- ---- ------ ------
                                                        $ 805 $315 $1,693 $1,085
                                                        ===== ==== ====== ======
FIXED CHARGES:
Interest charged to expense...........................  $ 127 $121 $  257 $  236
Interest portion of rental expense and amortization of
deferred loan costs...................................     32   39     67     67
                                                        ----- ---- ------ ------
Fixed charges, exclusive of capitalized interest......    159  160    324    303
Capitalized interest..................................      6    8     14     13
                                                        ----- ---- ------ ------
                                                        $ 165 $168 $  338 $  316
                                                        ===== ==== ====== ======
Ratio of earnings to fixed charges....................   4.87 1.88   5.01   3.43
                                                        ===== ==== ====== ======


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